Exhibit (i)




VEDDER PRICE                                                        [LETTERHEAD]






                                                                 August 13, 2002



Scudder High Yield Series
222 South Riverside Plaza
Chicago, Illinois 60606

Ladies and Gentlemen:

         Reference is made to Post-Effective Amendment No. 44 to the Registration Statement on Form N-1A under the Securities Act of 1933 being filed by Scudder High Yield Series (the "Fund") in connection with the public offering from time to time of units of beneficial interest, no par value, of
Institutional Class shares ("Shares") of Scudder High Yield Fund (the "Portfolio").

         We have acted as counsel to the Fund, and in such capacity are familiar with the Fund's organization and have counseled the Fund regarding various legal matters. We have examined such Fund records and other documents and certificates as we have considered necessary or appropriate for the purposes of this opinion. In our examination of such materials, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us.

         Based upon the foregoing and assuming that the Fund's Amended and Restated Agreement and Declaration of Trust dated May 27, 1994, the Written Instrument Establishing and Designating Separate Classes of Shares dated May 27, 1994, the Amended and Restated Written Instrument Establishing and Designating Separate Classes of Shares dated March 9, 1996, the Written Instrument
Establishing and Designating New Trust Name dated September 18, 1997, the Written Instrument Establishing and Designating New Series Name dated September 18, 1997, the Certificate of Amendment of Declaration of Trust dated November 29, 2000 and the Amended and Restated Establishment and Designation of Classes of Shares of Beneficial Interest dated May 15, 2002, and the By-Laws of the Fund adopted January 28, 1986, and amended November 29, 2000, are presently in full force and effect and have not been amended in any respect except as provided in the above-referenced documents, and that the resolutions adopted by the Board of Trustees of the Fund on January 28, 1986, January 14, 1994, March 5, 1994, March 9, 1996, May 20, 1997, November 29, 2000 and May 15, 2002, relating to organizational matters, securities matters and the issuance of shares are presently in full force and effect and have not been amended in any respect except as provided therein, we advise you and opine that (a) the Fund is a validly existing voluntary association with transferable shares under the laws of The Commonwealth of Massachusetts and is authorized to

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VEDDER PRICE

August 13, 2002
Page 2


issue an unlimited number of Shares in the Portfolio; and (b) presently and upon such further issuance of the Shares in accordance with the Fund's Amended and Restated Agreement and Declaration of Trust and the receipt by the Fund of a purchase price not less than the net asset value per Share and when the pertinent provisions of the Securities Act of 1933 and such "blue-sky" and securities laws as may be applicable have been complied with, and assuming that the Fund continues to validly exist as provided in (a) above, the Shares are and will be legally issued and outstanding, fully paid and nonassessable.

         The Fund is an entity of the type commonly known as a "Massachusetts business trust." Under Massachusetts law, shareholders could, under certain circumstances, be held personally liable for the obligations of the Fund or the Portfolio. However, the Amended and Restated Agreement and Declaration of Trust disclaims shareholder liability for acts and obligations of the Fund or the Portfolio and requires that notice of such disclaimer be given in each note, bond, contract, instrument, certificate or undertaking made or issued by the Trustees or officers of the Fund. The Amended and Restated Agreement and Declaration of Trust provides for indemnification out of the property of the Portfolio for all loss and expense of any shareholder of that Portfolio held personally liable for the obligations of such Portfolio. Thus, the risk of liability is limited to circumstances in which the Portfolio would be unable to meet its obligations.

         This opinion is solely for the benefit of the Fund, the Fund's Board of Trustees and the Fund's officers and may not be relied upon by any other person without our prior written consent. We hereby consent to the use of this opinion in connection with said Post-Effective Amendment.

                                Very truly yours,



                                /s/VEDDER, PRICE, KAUFMAN & KAMMHOLZ
                                VEDDER, PRICE, KAUFMAN & KAMMHOLZ


DAS/ DBE